EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of cbdMD, Inc., pertaining to the cbdMD, Inc. 2021 Equity Compensation Plan of our report dated December 22, 2020, relating to the audits of the consolidated balance sheets of cbdMD, Inc. and subsidiaries (the “Company”) as of September 30, 2020 and 2019, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the years then ended included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2020, which is filed with the United States Securities and Exchange Commission.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
April 1, 2020